EXHIBIT (a)(1)(B)
DRAFT E-MAIL TO CERTAIN ELIGIBLE OPTIONHOLDERS

To:	409A TENDER OFFER E-MAIL ADDRESS

From:	409A TENDER OFFER E-MAIL ADDRESS on behalf of James J. Kim

Date:	November 22, 2006

Subject:	Action Required: Urgent Information Regarding Your Stock Options
     Recently enacted Internal Revenue Code Section 409A imposes certain adverse tax consequences (including income tax at vesting, an additional 20% penalty tax and interest charges) on stock options that were granted at a discount from fair market value (“discount options”) and which vest after December 31, 2004.
     You are receiving this e-mail because it has been determined that certain of your stock options may be affected by Section 409A because they were discount options. Amkor Technology, Inc. is offering you the opportunity to avoid the Section 409A impact by amending certain of these stock options and receive cash payments for those eligible stock options.
     INFORMATIONAL MEETINGS
     To help (i) explain the potential adverse tax impact of Section 409A, (ii) explain how Amkor Technology, Inc. has addressed the situation and the choices you have, and (iii) answer any other questions you may have, two informational meetings will be held on:
1.	November 28, 2006 from 10 a.m. to 11 a.m. Mountain Time in:

Chandler, Arizona location – Superstition A Conference Room A3 Building

Santa Clara, California location – Monterey Room
     If you cannot attend this meeting, you may call in using the number listed below, and follow along in the slide presentation attached below. This audio cast will not be recorded. The live audio cast will be held on:
•	November 28, 2006 from 10 a.m. to 11 a.m. Mountain Time.

•	Call In Numbers:
From United States:
1-888-998-2663 Participant Code: 8405111
From Non-US locations:

China: 10800-712-1318 OR 10800-120-1318	Participant Code 8405111
France: 33-1-70-70-62-73 OR 080-510-0799	Participant Code 8405111
Singapore: 65-6883-9206 OR 800-120-4269	Participant Code 8405111
Korea: 82-2-6744-1060 OR 00798-14800-6731	Participant Code 8405111
2.	Special live audio cast for employees not based in the United States will be held on November 30, 2006 from 5 p.m. to 6 p.m. Mountain Time. Employees will call in on the numbers listed above.

     KEY DOCUMENTS AND MATERIALS
     (1) Deloitte & Touche, LLP Presentation summarizing the background and key choices you have available:
     PRESENTATION ATTACHED
     (2) Tender Offer Document (this is a very large file):
     TENDER OFFER LINK
     (3) Election Form:
     ELECTION FORM ATTACHED
     (4) Withdrawal Form:
     WITHDRAWAL FORM ATTACHED
     Shortly after receiving this e-mail, you will receive a separate e-mail from Amkor Technology, Inc. which will provide a personal addendum to the Tender Offer with a list of your “eligible” option grants. You will need to use this addendum as it provides the option number and the option date for each eligible option. This information is necessary for you to fill out your Election Form (see the attached document). Your addendum will also include a description of any potential cash payments if you choose to participate in the Tender Offer and the amended option exercise price.
     ACTION ITEMS
     After reviewing the above materials, if you wish to participate in the Tender Offer, you will need to fill out, sign, and date the Election Form (see the attached document). The Election Form must be received by the Company via fax or e-mail no later than 5:00 p.m., Mountain Time, on December 21, 2006.
     QUESTIONS
     Amkor Technology, Inc. has prepared communications regarding this offer and Deloitte & Touche LLP provided general tax information regarding this offer. Neither Amkor Technology, Inc. nor Deloitte & Touche will provide tax advice specific to an individual’s circumstances or make any recommendation. You should direct general questions about the terms of this offer or requests for general tax information about this offer to: 409A@amkor.com. We strongly recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors.